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                                                                    EXHIBIT 99.4

                                 TERM LOAN NOTE

U.S. $50,000,000.00*                                    Dated: December 20, 2001


     FOR VALUE RECEIVED, the undersigned, Covad Communications Group, Inc. (the "Borrower"), HEREBY PROMISE TO PAY to the order of SBC Communications Inc. (the "Lender") the aggregate Unpaid Principal Amount (including any interest added thereto in accordance with the Credit Agreement referred to below) of the Term Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower (which aggregate Unpaid Principal Amount shall not exceed $50,000,000.00* immediately after the making of the Term Loan), payable at such times, and in such amounts, as are specified in the Credit Agreement.

     The Borrower promises to pay interest on the Unpaid Principal Amount (including any interest added thereto as aforesaid) of the Term Loan from the date of the Term Loan until such Principal Amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Lender, at the Lender's account maintained at JP Morgan Chase, 270 Park Avenue, New York, New York 10017-2070, or at such other bank as the Lender may designate from time to time in immediately available funds.

     This Note is the Term Loan Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of November 12, 2001 (said Agreement, as it may be amended or otherwise modified from time to time, being the "Credit Agreement"), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (i) provides for the Term Loan of the Lender in the aggregate Unpaid Principal Amount (including any interest added thereto as aforesaid) not to exceed immediately after the making of the Term Loan, the indebtedness of the Borrower resulting from such Term Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity of the Unpaid Principal Amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

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* Such amount represents the maximum aggregate unpaid Principal Amount of the
Term Loan evidenced by this Note that may exist immediately after the making of the Term Loan; as specified in the Credit Agreement, however, the aggregate unpaid Principal Amount of the Term Loan evidenced hereby may thereafter exceed such amount upon the addition of interest thereto in accordance with the Credit Agreement.

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     This Note is secured as provided in the Loan Documents. All capitalized terms shall have the meanings ascribed thereto in the Credit Agreement.

     Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

     This Note, including the interpretation, construction, validity and enforceability thereof, shall be governed by the law of the State of Delaware.

                                COVAD COMMUNICATIONS GROUP, INC.

                                By: /s/ Charles Hoffman
                                   -------------------------------------------
                                   Name: Charles Hoffman
                                   Title: President and Chief Executive Officer


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